Exhibit 99.2

Q1 Financial PerformanceMay 4, 2017

‘Non-GAAP’ Items and Forward-Looking Statements This presentation contains the following non-GAAP measures: • Percentage changes in net sales, excluding currency rate effects (for each segment, and the Company as a whole); • Adjusted EBITDA (for each segment, and the Company as a whole; absolute and as a percentage of sales); • Net debt; and • Net income per share attributable to the Company, excluding adjustments. We think such items provide useful information to investors regarding the Company’s core operational performance. See the Company’s earnings release (which accompanies this presentation) for additional information including reconciliations to GAAP measures.  This presentation also may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. We disclaim any obligation to update any information in this presentation to reflect any changes or developments after the date on the cover page. Certain additional disclosures regarding our use of these ‘non-GAAP’ items and forward-looking statements are set forth in our first-quarter earnings press release dated May 4, 2017, and in our SEC filings, including our most recent quarterly reports and our annual reports for the years ended December 31, 2014, 2015, and 2016. Our use of such items in this presentation is subject to those additional disclosures, which we urge you to read. 2

Net Sales by Segment (in thousands, except percentages) Net Sales Three Months ended March 31, 2017 2016 Percent Change Impact of Changes in Currency Translation Rates
Percent Change excluding Currency Rate Effect Machine Clothing (MC) $142,827 $145,264 -1.7% ($2,122) - 0.2% Albany Engineered Composites (AEC) 56,450 27,067 108.6% (263) 109.5% Total $199,277 $172,331 15.6% ($2,385) 17.0% 3

Gross Profit Margin by Quarter Percentage of Net Sales 47.9% 47.6% 47.5% 46.8% 48.5% 42.1% 38.5% 37.9% 36.3% 38.1% 30% 35% 40% 45% 50% 55% Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Machine Clothing Total Company 4

Three Months ended March 31, 2017 (in thousands) Machine Clothing Albany Engineered Composites Corporate expenses and other Total Company Operating income/(loss) (GAAP) $38,261 $(5,114) ($11,091) $22,056 Interest, taxes, other income/expense - - (11,082) (11,082) Net income (GAAP) 38,261 (5,114) (22,173) 10,974 Interest expense, net - - 4,328 4,328 Income tax expense/(benefit) - - 6,550 6,550 Depreciation and amortization 8,287 7,804 1,202 17,293 EBITDA (non-GAAP) 46,548 2,690 (10,093) 39,145 Restructuring expenses, net 110 2,571 - 2,681 Foreign currency revaluation (gains)/losses 1,663 98 102 1,863 Acquisition expenses - - - - Pretax (income)/loss attributable to non-controlling interest in ASC - (171) - (171) Adjusted EBITDA (non-GAAP) $48,321 $5,188 ($9,991) $43,518 5

6 Earnings Per Share Per share amounts (Basic) Three Months ended March 31, 2017 2016 Net income attributable to the Company, as reported (GAAP) $0.34 $0.42 Adjustments: Restructuring expenses, net 0.05 0.01 Discrete tax adjustments 0.03 (0.03) Foreign currency revaluation losses 0.04 0.03 Acquisition expenses - 0.03 Net income attributable to the Company, excluding adjustments (non-GAAP) $0.46 $0.46

7 Total Debt (GAAP) and Net Debt* (non-GAAP) $ thousands $500,000 $450,000 $400,000 $350,000 $300,000 $250,000 $200,000 $150,000 $100,000 $50,000 December 31, 2015 March 31, 2016 June 30, 2016 September 30, 2016 December 31, 2016 March 31, 2017 Net Debt  Total Debt *Total debt less cash see table 12 for reconciliation of total debt to net debt December 31, 2015 March 31, 2016 June 30, 2016 September 30, 2016 December 31, 2016 March 31, 2017 Net Debt  Total Debt *Total debt less cash see table 12 for reconciliation of total debt to net debt